UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_______________

SECTOR 10, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	33-0565710
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

14553 South 790 West
Bluffdale, Utah 84065
(Address of principal executive offices, including zip code)

Issuer’s telephone number, including area code: (206) 853-4866
2010 Special Stock Option Awards
(Full title of the plan)

Pericles DeAvila
 President
Sector 10, Inc
14533 South 790 West
Bluffdale, Utah 84065
(Name, address and telephone number of agent for service)

Copies to:
Ronald C. Kaufman Esq.
4582 Kingwood Drive.
Suite E325
Houston, TX 77345
(713) 657-5342

CALCULATION OF THE REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offered price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	16,000,000 shares(1)	$0.0655(2)	$1,048,000.00	$74.72

(1)
This registration statement covers up to 16,000,000 shares of common stock that may be issued pursuant to three types of option awards granted outside of the registrant’s stock option plans (the “2010 Special Stock Option Awards”): (i) option awards granted to certain members of senior management and consultants of the registrant to purchase up to an aggregate of 12,000,000 shares of common stock of which 4,000,0000 are exercisable at $0.03 and 4,000,000 are exercisable at $0.06 and 4,000,000 are exercisable at $0.09  (ii) stock grant for 4,000,000 shares.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low sale prices of the Company’s common stock reported on the OTC Bulletin Board on March 11, 2010.

PART II

Item 3.	Incorporation of Documents by Reference.

Sector 10 Inc. (the “Company” or the “Registrant”) hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 filed July 14, 2009 (SEC File No. 000-24370);

(b)
The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended  June 30 2009 filed August 14, 2009, September 30, 2009 filed November 20, 2009 and December 31, 2009  filed February 22,2010 (SEC File No. 000-24370);

(c)	The Company’s Current Reports on Form 8-K filed on April 15, 2009, May 20, 2009 and October 1, 2009, respectively (SEC File No. 000-24370); and

(d)
The description of the Company’s Common Stock contained in the Definitive Information Statement on Form Def 14C filed on April 24, 2009 in connection with the Reverse Stock Split that was approved by the Financial Industry Regulatory Authority effective May 19, 2009, including any amendment or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents; provided, however, that unless expressly incorporated into this registration statement, a report furnished on Form 8-K shall not be incorporated by reference into this registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Ronald C. Kaufman in this registration is receiving one million shares of common stock, an option for one million shares with an exercise price of $0.03, one million shares with an exercise price of $0.06 and one million shares with an exercise price of $0.09

Item 6.	Indemnification of Directors and Officers.

Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us. Delaware law provides that a director shall have no personal liability for any statement, vote, decision or failure to act, regarding corporate management or policy by a director, unless the director breached or failed to perform the duties of a director. A company may also protect its officers and directors from expenses associated with litigation arising from or related to their duties, except for violations of criminal law, transactions involving improper benefit or willful misconduct. In addition, we shall have the power, by our by-laws or in any resolution of our stockholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance or indemnification of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that type of indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Section 145 of the Delaware General Corporation law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expense incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

(1)	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) shall not apply if the information required to be in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this registration statement.

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the offering.

(2)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Bluffdale, Utah, on July 14, 2010.

SECTOR 10, INC.

By:	/s/ Pericles DeAvila
Pericles DeAvila President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Pericles DeAvilia and Laurence Madison, and each of them, with full power to act without the others, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

By: /s/ Pericles DeAvila	Chief Executive Officer and Director	July 14, 2010
Pericles DeAvila	(Principal Executive Officer)

By: /s/ Laurence A. Madison	Chief Financial Officer	July 14, 2010
Laurence A. Madison	(Principal Financial and Accounting Officer)

By: /s/ Allan Rouleau	Director	July 14, 2010
Alan Rouleau

EXHIBIT INDEX

Exhibit No.	Description

34.1	Opinion of Ronald C. Kaufman Esq.

34.2	Consent of Ronald C. Kaufman Esq. (contained in Exhibit 34.1).

35.1	Power of Attorney (included on signature page of this registration statement).

35.2	Consent of Accounting Firm